Exhibit 99.1

Contact:

Name:  John Moreira or John Gavin

Phone:  (781) 441-8338

For Immediate Release                                                                                              July 22, 2010

NSTAR Reports Second Quarter Results for 2010

Boston, MA -- NSTAR (NYSE: NST) today reported earnings attributable to common shareholders of $171.0 million, or $1.61 per common share, for the second quarter of 2010, compared to $56.9 million, or $0.53 per share reported for the same period in 2009.  The current period includes a gain associated with the sale of NSTAR’s district energy operations facility, known as MATEP, on June 1, 2010 of $109.4 million, or $1.03 per share.  Excluding this one-time gain, reported earnings were $61.6 million, or $0.58 per share.

Chairman, President and Chief Executive Officer Thomas J. May said, “We ended the first half of 2010 on a very positive note. Our sales of electricity were strong due to some hot weather conditions in a region where the economic recovery is beginning to take shape.  Weather can put a strain on an electric system, but I am pleased that we were able to continue to provide our customers with the high-quality service and reliability they deserve and expect. We also completed the sale of our district energy operations in early June, and are now well underway with a $200 million share repurchase program.”

Earnings per share for the second quarter of 2010, excluding the aforementioned one-time gain, increased by 5 cents, or 9.4%, as compared to the same period in 2009.  The higher earnings for the quarter were primarily driven by the increase in electric distribution revenues that reflect a 5.9% increase in electric sales and, to a lesser extent, the performance-based rate increase.  The increase in electric sales for the quarter reflects a significant increase in cooling degree-days, which more than tripled compared to last year, and improving economic conditions. Other positive factors include higher transmission revenues and lower interest costs.  The impact of these factors was somewhat offset by an increase in operations and maintenance costs and a decline in mitigation incentive revenues related to transition costs.

The company is updating its 2010 earnings guidance to between $2.45 and $2.60 per share.  This range excludes the gain from the MATEP sale.

Second Quarter Conference Call

NSTAR is holding a conference call to discuss its second quarter 2010 financial results on Friday, July 23, 2010 at 9:00 a.m. (Eastern Time).  The call is being webcast and can be accessed on NSTAR’s corporate website – www.nstar.com – by selecting “Investor Relations” then “Webcast.”  A replay of the call will be archived on our website in the Investor Relations section under “Financial Information” and then “Webcast Archives.”

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of $8 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  For more information, go to www.nstar.com.

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Comparative unaudited results for the three, six and twelve-month periods were as follows:

Financial Data (in thousands, except per share data) Three months ended June 30:	2010	2009	% Change
Operating revenues from continuing operations	$655,795	$683,593	(4.1)%

Net income from continuing operations	$60,581	$55,901	8.4%
Income from discontinued operations (1)	1,535	1,523	0.8%
Less: Preferred stock dividends of subsidiary	490	490	-
Total	61,626	56,934	8.2%
Gain on sale of discontinued operations (1)	109,398	-	NM
Net income attributable to common shareholders	$171,024	$56,934	200.4%

Weighted average number of shares:
Basic	105,994	106,808	(0.8)%
Diluted	106,169	106,961	(0.7)%
Earnings per basic and diluted share:
Continuing operations	$0.57	$0.52	9.6%
Discontinued operations	0.01	0.01	-
Total	0.58	0.53	9.4%
Gain on sale of discontinued operations	1.03	-	NM
Total earnings per basic and diluted share	$1.61	$0.53	203.8%
Dividends paid per common share	$0.40	$0.375	6.7%

Six months ended June 30:	2010	2009	% Change
Operating revenues from continuing operations	$1,422,403	$1,592,416	(10.7)%

Net income from continuing operations	$115,503	$113,020	2.2%
Income from discontinued operations (1)	7,110	5,930	19.9%
Less: Preferred stock dividends of subsidiary	980	980	-
Total	121,633	117,970	3.1%
Gain on sale of discontinued operations (1)	109,109	-	NM
Net income attributable to common shareholders	$230,742	$117,970	95.6%

Weighted average number of shares:
Basic	106,399	106,808	(0.4)%
Diluted	106,599	106,989	(0.4)%
Earnings per basic share:
Continuing operations	$1.08	$1.04	3.8%
Discontinued operations	0.07	0.06	16.7%
Total	1.15	1.10	4.5%
Gain on sale of discontinued operations	1.02	-	NM
Total earnings per basic share	$2.17	$1.10	97.3%
Earnings per diluted share:
Continuing operations	$1.07	$1.04	2.9%
Discontinued operations	0.07	0.06	16.7%
Total	1.14	1.10	3.6%
Gain on sale of discontinued operations	1.02	-	NM
Total earnings per diluted share	$2.16	$1.10	96.4%
Dividends paid per common share	$0.80	$0.75	6.7%

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Twelve Months ended June 30:	2010	2009	% Change
Operating revenues from continuing operations	$2,881,745	$3,232,773	(10.9)%

Net income from continuing operations	$248,458	$236,303	5.1%
Income from discontinued operations (1)	11,330	11,569	(2.1)%
Less: Preferred stock dividends of subsidiary	1,960	1,960	-
Total	257,828	245,912	4.8%
Gain on sale of discontinued operations (1)	108,192	-	NM
Net income attributable to common shareholders	$366,020	$245,912	48.8%

Weighted average number of shares:
Basic	106,605	106,808	(0.2)%
Diluted	106,802	107,019	(0.2)%
Earnings per basic and diluted share:
Continuing operations	$2.31	$2.19	5.5%
Discontinued operations	0.11	0.11	-
Total	2.42	2.30	5.2%
Gain on sale of discontinued operations	1.01	-	NM
Total earnings per basic and diluted share	$3.43	$2.30	49.1%
Dividends paid per common share	$1.55	$1.45	6.9%
(1)

These amounts relate to the sale of a cogeneration facility (MATEP).  The sale was completed on June 1, 2010 and resulted in a one-time gain that is net of transaction costs and income taxes associated with the sale.

(2)			More detailed financial information will be provided in NSTAR’s Quarterly Report on Form 10-Q that will be filed with the Securities and Exchange Commission in early August.
NM – Not meaningful.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management, and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: adverse financial market conditions including changes in interest rates and the availability and cost of capital; adverse economic conditions; changes to prevailing local, state and federal governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets and energy costs, financings, municipalization, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies, and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; weather conditions that directly influence the demand for electricity and natural gas; impact of continued cost control processes on operating results; ability to maintain current credit ratings; impact of uninsured losses; impact of adverse union contract negotiations; damage from major storms; impact of conservation measures and self-generation by our customers; changes in financial accounting and reporting standards; changes in hazardous waste site conditions and the cleanup technology; prices and availability of operating supplies; impact of terrorist acts and cyber-attacks; and impact of service quality performance measures.

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Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.  You are advised, however, to consult any further disclosures we make in our filings to the Securities and Exchange Commission.  Other factors, in addition to those listed here, could also adversely affect NSTAR.

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